VALUED ADVISERS TRUST

RULE 18f-3 PLAN OF THE
INDEXEDGE LONG-TERM PORTFOLIO FUND

WHEREAS, Valued Advisers Trust (the “Trust”), a Delaware statutory trust, engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust, with respect to its series, IndexEdge Long-Term Portfolio Fund (the “Fund”), desires to adopt this multiple class plan (the “Plan”) pursuant to Rule 18f-3 under the 1940 Act;
WHEREAS, the Trust, on behalf of the Fund, employs IndexEdge Investment Consulting, LLC (the “Adviser”) as its adviser; Unified Fund Services, Inc. (the “Administrator”) as its transfer agent, fund accountant, and administrator; and Unified Financial Securities, Inc. (the “Distributor”) as its principal underwriter in connection with the sale of shares of the Fund; and
WHEREAS, the Trust’s Board of Trustees (the “Board”), including a majority of the Trustees who are not interested persons of the Trust and the Fund as defined in the 1940 Act (“Independent Trustees”), have determined that, in the exercise of their reasonable business judgment and in light of their fiduciary duties, the Plan, including the expense allocation, is in the best interests of each class of the Fund, as set forth on Schedule A (each a “Class”), and the Trust as a whole; the Board desires to adopt the Plan pursuant to Rule 18f-3 under the 1940 Act;
NOW, THEREFORE, the Trust, on behalf of the Fund, hereby adopts this Plan, in accordance with Rule 18f-3 under the 1940 Act on the following terms and conditions:

A.      Features and Differences Among Classes. The Fund shall offer, at the discretion of the Board, those classes of shares of the Fund as set forth on Schedule A, as may be amended from time to time. Each class of the Fund shall represent an equal pro rata interest in the Fund and, generally shall have identical voting, dividend, distribution, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that:

      (1)      each class of shares shall have a different designation;

(2)     each class of shares shall bear only those class expenses particular to such class, as defined in Section C below, including if applicable, fees related to the provision of shareholder services and fees payable pursuant to the plan of distribution adopted under Rule 12b-1 under the 1940 Act (“Distribution Plan”);

(3)      each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to such class’ distribution arrangements; and

(4)      each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differs from the interests of any other class. In addition, Class A shares and Investor shares of the Fund shall have the features described in Sections B and C below.

B.      Description of Classes. The Fund shall offer the following classes of shares on the terms set forth below:

(1)     Class A shares. Class A shares of the Fund shall be offered at net asset value per share (“NAV”) plus an initial sales charge of 5.75%, which may be reduced or eliminated for certain investors, as set forth in the Fund’s then-current prospectus. Class A shares may be exchanged for Class A Shares of another Fund of the Trust. The Distribution Plan for Class A shares authorizes the Trust to make payments for distribution and/or shareholder services at an annual rate of up to 0.25% of the average daily net assets of the Fund’s Class A shares. Payments for shareholder services are limited to 0.25%. If $1,000,000 or more of Class A shares are purchased without a sales charge and are redeemed within eighteen (18) months of purchase, those shares are subject to a 1.00% deferred sales charge upon redemption. Certain investors may not be subject to the 1.00% deferred sales charge upon redemptions, as set forth in the Fund’s then-current prospectus.

(2)      Investor shares. Investor shares of the Fund shall be offered at their then-current NAV without the imposition of an initial sales charge. Investor shares may be exchanged for no-load shares of another Fund of the Trust with for which Adviser serves as investment adviser.

C.      Allocation of Class Income and Expenses.

(1)      The NAV of all outstanding shares representing interests in the Fund shall be computed on the same days and at the same time. For purposes of computing NAV, the gross investment income of the Fund shall be allocated to each class on the basis of the relative net assets of each class at the beginning of the day, adjusted for capital share activity for each class as of the prior day as reported by the Administrator. Realized and unrealized gains and losses for each class will be allocated based on relative net assets at the beginning of the day, adjusted for capital share activity for each class of the prior day, as reported by the Administrator. To the extent practicable, certain expenses (other than Class Expenses as defined below, which shall be allocated more specifically), shall be allocated to each class based on the relative net assets of each class at the beginning of the day, adjusted for capital share activity for each class as of the prior day, as reported by the Administrator. Allocated expenses to each class shall be subtracted from allocated gross income. These expenses include:

(a)      Expenses incurred by the Trust (for example, fees of directors, auditors, and insurance costs) that are not attributable to a particular class of shares of the Fund (“Trust Level Expenses”); and

(b)     Expenses incurred by the Fund that are not attributable to any particular class of the Fund’s shares (for example, advisory fees, custodial fees, banking charges, and organizational costs) (“Fund Expenses”).

(2)      Expenses attributable to a particular class (“Class Expenses”) shall be limited to:

(a)      payments made pursuant to the Distribution Plan (where applicable) and/or shareholder servicing fees;

   (b)      transfer agent and sub-transfer agent fees attributable to the specific class;

(c)      printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of the specific class;

(d)      the expense of administrative personnel and services and sub-administrative services to support the shareholders of the specific class, including, but not limited to, fees and expenses under an administrative service agreement;

   (e)      litigation or other legal expenses relating solely to the particular class; and
   (f)      trustees’ fees incurred as a result of issues relating to the particular class.

Expenses in category (a) of subsection (2) above must be allocated to the class for which such expenses are incurred. All other “Class Expenses” listed in categories (b)-(f) of subsection (2) above may be allocated to a class but only if an officer of the Trust has determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986 (the “Code”).

(3)      Therefore, expenses of the Fund shall be apportioned to each class of shares depending on the nature of the expense item. Trust Level Expenses and Fund Expenses shall be allocated among the classes of shares based on their relative net asset values. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to the Fund for allocation among the classes, as determined by the Board. Any additional Class Expenses not specifically identified above that are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board in light of the requirements of the 1940 Act and the Code.

D.      Waiver or Reimbursement of Expenses. Expenses may be waived or reimbursed by the Adviser or any other provider of services to the Fund without the prior approval of the Board.

E.      Board Approval. This Plan shall take effect as of the date the Fund’s shares are first offered for sale to the public, following approval of the Plan, together with any related agreements by vote of a majority of both (1) the Board of Trustees and (2) the Independent Trustees, cast in person at a meeting or meetings called for the purpose of voting on this Plan.

Prior to approving the Plan or any material amendment thereto, a majority of the Trustees and Independent Trustees shall find that the Plan as proposed to be adopted or amended, including the expense allocation, is in the best interests of each class of the Fund individually and the Fund as a whole.

F.      Limitation of Liability. The Board of Trustees of the Trust and the shareholders of the Fund shall not be liable for any obligations of the Fund under this Plan, and any person in asserting any rights or claims under this Plan shall look only to the assets and property of the Fund in settlement of such right or claim and not to the Trustees or shareholders.

IN WITNESS WHEREOF, the Trust, on behalf of the Fund, has adopted this multiple class Rule 18f-3 Plan effective as of the ___ day of September, 2008.

Schedule A
to the
Rule 18f-3 Plan
for
Valued Advisers Trust

Dated: ______________, 2008

FUND                                                                   CLASSES

IndexEdge Long-Term Portfolio Fund                    Class A shares
                                                                             Investor shares